AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of January 25th, 2015 (the "PLAN") by and between Sputnik Enterprises, Inc., a Nevada Corporation, ("SPUTNIK") and Ludvik Holdings, Inc ("LUDVIK"), a Delaware corporation, (the "Surviving Corporation", and together with LUDVIK, the "Constituent Corporations").

WHEREAS, the Boards of Directors and a majority of the voting shareholders of SPUTNIK and LUDVIK have agreed to merge with and into LUDVIK pursuant to the terms and conditions of this Agreement and in accordance with Delaware law;

WHEREAS, the Constituent Corporations have agreed to merge pursuant to and in accordance with this Agreement with the surviving corporation to be LUDVIK.

WHEREAS, the PLAN contemplates certain conditions subsequent to the merger which are integral to this agreement, the merger is contingent on the fulfillment of the conditions subsequent as described herein. If these subsequent conditions are not met in every respect, Ludvik agrees to unwind the merger in a manner that will put each party and entity to the merger back into the each same economic and legal condition each party and entity enjoyed prior to the merger at Ludvik's sole cost and expense.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1. The Merger PLAN. SPUTNIK shall merge with and into LUDVIK (the "Merger"). LUDVIK shall be the surviving corporation in the Merger, and at the Effective Time (as defined below), the separate existence of SPUTNIK shall cease. The corporate existence of LUDVIK, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and as the surviving corporation as attached hereto as Annex A and incorporating SPUTNIK as Annex B.

Section 1.2. The Effective Time. The Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger executed by LUDVIK and SPUTNIK with the Secretary of State of Delaware in accordance with Delaware law in the form attached as Annex C.

Section 1.3. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of LUDVIK shall, as of the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until duly amended.

Section 1.4. Formation of NEWCO. Prior to the Effective Time LUDVIK shall form a new company ("NEWCO") which shall become a subsidiary of LUDVIK on terms to be agreed between Joey Morgan and LUDVIK.

Section 1.5. By-Laws. The By-Laws of LUDVIK shall, as of the Effective Time, be the By-Laws of the Surviving Corporation until duly amended.

Section 1.6 Surviving Corporation Directors. At the Effective Time, the directors of the Surviving Corporation shall be as follows:

Name	Position(s)
Frank Kristan	Sole Director

Section 1.7 Surviving Corporation Officers. The officers of Ludvik shall be as follows:

Name	Position(s)
Frank Kristan	President
Frank Kristan	Secretary and Treasurer

Section 1.8. Required Approvals. This Agreement shall have been adopted and approved by the stockholders of LUDVIK and SPUTNIK in accordance with Delaware law.

Section 1.9. Corporate Name. The name of the Surviving Corporation shall be Ludvik Holdings, Inc.

ARTICLE II
EXCHANGE AND REDEMPTION OF SHARES

Section 2.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any capital stock thereof, the following shall occur:

(a) Outstanding Common Stock of SPUTNIK. All issued and outstanding shares of common stock of SPUTNIK shall remain outstanding shares of LUDVIK common stock on a one-for-one basis.

(b) Continuance of Common Stock of LUDVIK. Each share of LUDVIK common stock that is issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding @ $2.00 per share.

Section 2.2. Closing of Transfer Books. From and after the Effective Time, the stock transfer books of SPUTNIK shall be closed and no transfer of any capital stock of SPUTNIK shall thereafter be made. LUDVIK, as the surviving corporation, shall be the holder of the stock transfer books and provide for the transfer records.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties. Each party hereby represents and warrants to the other that such party: (i) is a corporation duly organized and in good standing in its jurisdiction of incorporation; (ii) has obtained the approval of its board of directors to effect the Merger; and (iii) has full power and authority to execute, deliver and perform this Agreement.

ARTICLE IV
CLOSING CONDITIONS; THE CLOSING

Section 4.1. Closing Conditions. (a) The consummation of the Merger and the other transactions provided herein is conditioned upon the satisfaction of the following conditions: (i) each party shall have obtained the approval of the agreement and plan of merger by a majority of its voting shareholders; (ii) the Effective Date under the Plan shall have occurred; (iii) the SPUTNIK debt of $540,052 due in a Note and Loan Payable shall have been paid to the satisfaction of the Note and Loan Holders; and (iv) in the event that the closing has not been completed, on or before February 27, 2015, or extended by written agreement of both parties, this agreement shall terminate and be null and void. The parties shall use their commercially reasonable efforts to satisfy the foregoing conditions.

ARTICLE V
TERMINATION OR ABANDONMENT OF MERGER

Section 5.1. Termination. This Agreement may be terminated or the Merger abandoned at any time prior to the Effective Time by the Board of Directors of LUDVIK, if the Board of Directors of LUDVIK shall determine for any reason that the consummation of the transactions

contemplated hereby would be inadvisable or not in the best interests of LUDVIK or its shareholders.

ARTICLE VI
AMENDMENTS

Section 6.1. Amendments. At any time prior to the Effective Time, the parties hereto may by written agreement amend, modify or supplement any provision of this Agreement, provided that no such amendment, modification or supplement may be made if, in the sole judgment of the Board of Directors of LUDVIK, it would adversely affect the rights and interests of LUDVIK's shareholders in any material respect.

ARTICLE VII
ACCOMPLISHMENT OF MERGER

Section 7.1. Further Assurances. The parties hereto each agree to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the Merger.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1. Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Delaware applicable to contracts to be fully performed in such State, without giving effect to choice of law principles.

Section 8.2. Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

Section 8.3. Binding Effect; Successors and Assigns. This Agreement may not be assigned by either party without the written consent of the other party; this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

Section 8.4. Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.

Section 8.5. Extensions of Time. At any time prior to the Effective Time, the parties hereto may, by written agreement, extend time for the performance of any of the obligations or other acts of the parties hereto.

Section 8.6. Merger Agreement. A copy of this Agreement is on file at the principal place of business of LUDVIK and will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or shareholder of either Constituent Corporation.

Section 8.7. Reimbursement of Expenses. Any expenses that LUDVIK requires SPUTNIK to incur to further the Agreement, shall be paid by LUDVIK, irrespective of whether the transaction closes. LUDVIK shall not be reimbursed by SPUTNIK for the expenses incurred by LUDVIK. SPUTNIK shall not pay or reimburse any of the expenses related to this Agreement and Plan of Merger. LUDVIK shall be responsible to pay its own expenses related to this Agreement and Plan of Merger.

IN WITNESS WHEREOF, Sputnik Enterprises, Inc. and Ludvik Holdings, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day first above written.

LUDVIK HOLDINGS, INC.

By: Frank Kristan /s/

Name: Frank Kristan
Title: President

SPUTNIK ENTERPRISES, INC.

By: Anthony Gebbia /s/

Name: Anthony Gebbia
Title: CEO